                                                                    EXHIBIT 11.1


                                        12 MONTHS ENDED             9 MONTHS ENDED
                                 ------------------------------   -------------------
                                 3/31/96    3/31/97    3/31/98    12/31/97   12/31/98
                                 --------   --------   --------   --------   --------
Weighted average shares
  outstanding
Boole
  Unadjusted for exchange ratio
     Basic.....................    25,535     26,565     28,061     28,042     27,989
     Incremental shares from
       assumed conversion of
       stock options and
       other...................     2,165      2,250      2,470      2,431      2,567
                                 --------   --------   --------   --------   --------
     Diluted...................    27,700     28,815     30,531     30,473     30,556
  Adjusted for exchange ratio
     of .675
     Basic.....................    17,236     17,931     18,941     18,928     18,893
     Incremental shares from
       assumed conversion of
       stock options and
       other...................     1,462      1,519      1,668      1,641      1,732
                                 --------   --------   --------   --------   --------
     Diluted...................    18,698     19,450     20,609     20,569     20,625
BMC
     Basic.....................   208,213    208,611    211,129    210,301    215,111
     Incremental shares from
       assumed conversion of
       stock options and
       other...................     8,535     13,401     13,056     13,831     12,924
                                 --------   --------   --------   --------   --------
     Diluted...................   216,748    222,012    224,185    224,132    228,035
Combined weighted average
  shares outstanding
     Basic.....................   225,449    226,542    230,070    229,229    234,004
     Incremental shares from
       assumed conversion of
       stock options and
       other...................     9,997     14,920     14,723     15,472     14,656
                                 --------   --------   --------   --------   --------
     Diluted...................   235,446    241,462    244,794    244,701    248,660
Pro forma net income...........  $125,169   $184,442   $206,667   $128,735   $262,190
Pro forma earnings per share
     Basic.....................  $   0.56   $   0.81   $   0.90   $   0.56   $   1.12
     Diluted...................  $   0.53   $   0.76   $   0.84   $   0.53   $   1.05
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